Exhibit 10.1

                              EMPLOYMENT AGREEMENT

     This EMPLOYMENT AGREEMENT (the "Agreement"), made as of October 31, 2000 (the "Effective Date") by and between BioMarin Pharmaceutical Inc., a Delaware corporation with its principal executive offices located at 371 Bel Marin Keys Boulevard, Suite 210, Novato, California 94949 (the "Company") and FREDRIC D. PRICE, residing at 64 Quarry Lane, Bedford, New York 10506 (the "Executive").

                              W I T N E S S E T H :

     WHEREAS, the Company is a developer of carbohydrate enzyme therapies for the treatment of debilitating, life-threatening, chronic genetic disorders and other diseases and conditions (the "Business"); and

     WHEREAS, the Company recognizes that Executive possesses unique skills and abilities which are essential to the Company's Business, the Company desires to employ Executive and Executive desires to be so employed by the Company.

     NOW THEREFORE, in consideration of the foregoing premises, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the parties hereto hereby agree as follows:

1. EMPLOYMENT. The Company hereby employs Executive as Chairman and Chief Executive Officer ("CEO") of the Company. Executive hereby agrees to be employed by the Company in such capacity and to discharge and perform faithfully and to the best of his ability such duties and services of an executive, administrative and managerial nature consistent with the positions of Chairman and CEO as shall be specified and determined from time to time by the Board of Directors of the Company (the "Board") in connection with the Business.

2. DUTIES. During the term of this Agreement, Executive, as the Company's Chairman and CEO, shall devote substantially all of his business time, skill, labor and attention to the affairs of the Company in furtherance of the Business. Without limiting the foregoing, Executive shall report directly to the Board and shall be subject to the general direction and control of the Board.

3. WORKING FACILITIES. Executive shall be furnished with working facilities, including office space, secretarial services and other services suitable to his position and adequate for the performance of his duties, as reasonably determined by the Company.

4. TERM. (a) Executive's employment under this Agreement shall commence on the Effective Date and shall continue for an initial period of three (3) years (the "Initial Employment Period"), unless earlier terminated by Executive or by the Company pursuant to the provisions hereof.

     (b) This Agreement shall automatically be renewed at the end of the Initial Employment Period for one additional (3) year period in accordance with the terms and conditions set forth herein (the "Renewal Period") unless either party gives written notice to the other not later than nine (9) months prior to the expiration of the Initial Employment Period.

5. COMPENSATION AND RELATED MATTERS.

     (a) Base Salary - The Company shall pay Executive a base salary (the "Base Salary") for his services hereunder in accordance with the provisions set forth below: (i) for the first year of employment, commencing on the Effective Date and ending on October 30, 2001, (the "First Year") the amount of Four Hundred Thousand Dollars ($400,000) per annum; (ii) for the second year of employment, commencing on October 31, 2001, and ending on October 30, 2002, (the "Second Year") the amount of Four Hundred Fifty Thousand Dollars ($450,000) per annum; (iii) for the third year of employment, commencing on October 31, 2002, and ending on October 30, 2003 (the "Third Year"), the amount of Five Hundred Thousand Dollars ($500,000) per annum. The Base Salary shall be subject to withholding for appropriate taxes as required by applicable law, and shall be payable in approximately equal installments in accordance with the Company's customary payroll practices but not less frequently than semi-monthly.

     (b) Bonus - (i) During the Initial Employment Period, Executive shall be entitled to a yearly bonus (the "Bonus") payable in cash in accordance with the provisions set forth below: (1) for the First Year the amount of Two Hundred Thousand Dollars ($200,000) (the "First Year Bonus"); and (2) for each of the Second and Third Years, the amount of the Bonus (each such bonus, the "Second Year Bonus" or the "Third Year Bonus") shall be based on the Company's achievement of goals mutually agreed upon by Executive and the Board; provided, however, that: (A) the amount of each of the Second Year Bonus and the Third Year Bonus shall not be less than twenty-five percent (25%) of the Base Salary for the applicable year of employment; (B) the target amount of each of the Second Year Bonus and the Third Year Bonus shall be fifty percent (50%) of the Base Salary for the applicable year of employment; and (C) the maximum amount of each of the Second Year Bonus and the Third Year Bonus shall not exceed one hundred percent (100%) of the Base Salary of the applicable year of employment.

     (ii) In addition to the amounts set forth in Paragraphs 5(a) and (b)(i) above, Executive shall be entitled to a one-time `sign-on' bonus (the "Sign-On Bonus") in the amount of One Hundred Thousand Dollars ($100,000) payable on the Effective Date.

     (c) Benefits - During the Initial Employment Period and Renewal Period, Executive shall be entitled to participate in all employee benefit plans and programs, to the same extent generally available to other similarly situated Company executives, in accordance with the terms of those plans and programs. The Company shall have the right to terminate or change any such plan or program at any time.

     (d) Expenses - The Company shall reimburse Executive for all reasonable and customary travel, business and entertainment expenses incurred in connection with Executive's title and the performance of his services hereunder in accordance with the policies and procedures established by the Company.

     (e) Vacation - Executive shall be entitled to annual paid vacation time of four (4) weeks, accruing ratably over the course of each year of employment, to be taken at such time or times as Executive may select, consistent with his obligations hereunder. Any vacation days not taken during an applicable fiscal year may be carried over to the following fiscal year pursuant to the Company's existing plan.

     (f) Stock Grant - On the Effective Date, Executive shall be granted (the "Stock Grant") twenty five thousand (25,000) restricted shares of the Company's common stock (the "Restricted Shares"). The Restricted
          Shares shall vest as follows:  (i) one-third  (1/3) of the  Restricted
          Shares on January 1, 2001; (ii) one-third (1/3) of the Restricted Shares on January 1, 2002; and (iii) one-third (1/3) of the Restricted Shares on January 1, 2003. The Restricted Shares shall be subject to the terms and conditions set forth on Exhibit A hereto.

          In addition to the foregoing, the Company shall pay Executive, promptly, a payment in an amount equal to Executive's "Grossed-Up Tax Liability." The term "Grossed-Up Tax Liability" means an amount which, after Executive's payment of federal, state and local income tax liabilities arising upon his receipt of the Grossed-Up Tax Liability payment, shall equal the amount of the "Stock Grant Tax Liability." The term "Stock Grant Tax Liability" shall mean the sum of federal, state and local income tax liability which is payable by Executive due to his receipt of the Stock Grant at the time the liability arises.

     (g) Stock Option - On the Effective Date (the "Grant Date"), Executive shall be granted an option or options (the "Initial Option") to purchase: (i) five hundred thousand (500,000) shares of the Company's common stock (the "Initial Common Stock") at an exercise price of $12.50 per share, the closing price as reported by Nasdaq on October 30, 2000; and (ii) upon the Company's achievement of goals mutually agreed to by the Board and Executive, during the Term of this Agreement, Executive shall be granted an option or options (the "Subsequent Options," together with the Initial Option, the "Stock Options") to purchase a minimum of an additional one hundred twenty five thousand (125,000) shares of the Company's common stock (the "Subsequent Common Stock") per year of employment beginning on the first anniversary of the Effective Date (each such anniversary, a "Subsequent Grant Date"), at an exercise price equal to the closing price as reported by Nasdaq on each such Subsequent Grant Date. The Initial Option and each Subsequent Option shall vest in equal amounts on a monthly basis over a three (3) year period from the Grant Date and each Subsequent Grant Date, respectively, and shall remain exercisable for a period of ten (10) years from the Grant Date and each Subsequent Grant Date, respectively. The Stock Options shall be granted in accordance with the Company's 1997 Employee Stock Option Plan (or a successor plan thereto) (the "Plan"), and except as specifically set forth in this Agreement, in the case if a conflict between this Agreement and the terms of the Plan, the terms of the Plan shall govern.

     (h) Relocation - (i) The Company shall reimburse Executive for any expenses incurred in connection with the purchase of a residence within commuting distance of the Company including, but not limited to: (1) costs (other than the purchase price) associated with the sale and purchase of Executive's house including, but not limited to, realtor expenses; (2) the moving of household goods; (3) the moving trip; (4) trips to the new location for, among other purposes, purchasing a residence; and (5) lodging and car expenses incurred during trips to the new location. If any such reimbursement shall be subject to income tax, the Company shall make such additional payment to Executive so that the net after tax payment to him under this Paragraph 5(h) shall not be less than the expenses to be reimbursed.

     (ii) The Company shall provide Executive with a loan of up to $1.5 million (with interest deferred) for the purpose of purchasing a residence (the "Loan") in connection with the relocation described in Paragraph 5(h)(i) above. The Loan shall be secured by the residence purchased by Executive with the Loan (the "Residence"). The maximum amount of the Loan will be reduced by any temporary lodging and related expenses incurred by Executive and paid by the Company. Upon the sale of Initial Common Stock or Subsequent Common Stock, pursuant to the exercise of any vested Stock Option, fifty percent (50%) of the net after tax proceeds therefrom shall be used to repay the Loan, unless circumstances described in Paragraphs 6 or 8(b) below occur. Upon the sale, encumbrance or other transfer of the Residence, whether voluntary, involuntary or by operation of law, Executive will pay the Company the remaining principal amount due on the Loan, together with any interest deferred and accrued thereon. Any remaining principal amount due on the Loan, together with any interest deferred and accrued thereon, shall become due and payable in full to the Company on October 31, 2004; provide, however, that if this Agreement is renewed pursuant to Paragraph 4(b) above, such amounts shall become due and payable in full on October 31, 2006.

6. CHANGE IN CONTROL.

     (a) For the purposes of this Agreement, the term "Change in Control" shall mean the occurrence of any of the following events with respect to the
          Company:

     (i) All or substantially all of the assets of the Company are sold or transferred to another corporation or entity, with the result that upon conclusion of the transaction less than a majority of the outstanding securities entitled to vote generally in the election of directors or other capital interests of the acquiring corporation or entity are owned, directly or indirectly, by the shareholders of the Company immediately prior to the sale, transfer, merger, consolidation, venture or reorganization;

     (ii) The Company is sold, transferred, merged, consolidated, ventured or reorganized into or with another corporation or entity, with the result that upon the conclusion of the transaction less than a majority of the outstanding securities entitled to vote generally in the election of directors or other capital interests of the acquiring corporation or entity are owned, directly or indirectly, by the shareholders of the Company immediately prior to the sale, transfer, merger, consolidation, venture or reorganization:

     (iii)There is a report filed on Schedule 13D or Schedule 14D-1 (or any successor schedule, form or report), each as promulgated pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), disclosing that any person (as the term "person" is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) has become the beneficial owner (as the term "beneficial owner") is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of securities representing more than fifty percent (50%) of the combined voting power of the then-outstanding voting securities of the Company; or

     (iv) The Company shall file a report or proxy statement with the Securities and Exchange Commission pursuant to the Exchange Act disclosing in response to Item 1 of Form 8-K thereunder or Item 14 of Schedule 14A thereunder (or any successor schedule, form or report or item therein) that a change in control of the Company has or may have occurred.

     (b) The "Change Date" shall be the date on which a Change in Control of the Company, as described in Paragraph 6(a) above, occurs.

     (c) The term "Discharge" shall mean the termination by the Company of Executive's employment following the Change in Control or the resignation of Executive upon a reasonable determination by Executive that, as a result of the Change in Control and a change in circumstances thereafter significantly affecting his position, he is unable to exercise the authorities, powers, functions or duties attached to his position as contemplated by Paragraph 2 herein.

     (d)  In the event of a Discharge:

     (i) the Company shall pay Executive an amount such that the net payment to Executive after deduction of all payroll taxes and all income taxes at the highest marginal rates applicable to Executive shall be equal to twice the Base Salary and twice the Bonus payable to Executive in the year in which the Change Date occurs.

     (ii) The Restricted Shares shall vest and Executive shall be entitled to a Registration Right (as such term is defined in Paragraph 8(d) below) with respect thereto, and the Stock Options shall vest on the Change Date; provided, however, that the exercise period for the Stock Options shall be subject to the greater of that provided for by the Plan or that provided for by the acquiring company in the Change in Control.

     (iii)Executive shall continue to be entitled to the benefits under any employee benefit plans to which he was entitled during the Initial Employment Period or Renewal Period for the remainder of the Initial Employment Period or Renewal Period hereunder, respectively.

     (iv) Any principal or interest amounts due under the Loan provided for in Paragraph 5(h)(ii) above, if any, shall be forgiven in full. The Company shall pay Executive an amount such that the net payment to Executive after deduction of all income taxes at the highest marginal rates applicable to Executive shall be equal to the amount of the Loan.

7. TERMINATION. Executive's employment hereunder may be terminated during the Initial Employment Period or Renewal Period under the following circumstances in accordance with the provisions of this Paragraph:

     (a) Executive's employment will immediately terminate upon the death of Executive. Executive's legal representatives shall be entitled to receive the salary due Executive through the last day of the month during which his death shall have occurred and any annual Bonus earned for the year through the date on which his death shall have occurred.

     (b) (i) The Company may terminate Executive's employment pursuant to a written notice (a "Notice of Termination") at least sixty (60) days prior to the date of termination (the "Date of Termination") as a result of Executive's inability to perform his duties hereunder, due to physical or mental illness, injury or condition, as determined by a physician certified by the Company, for a period exceeding one hundred and eighty (180) days, in a three hundred sixty-five (365) day period.

     (ii) This Agreement shall remain valid and in full force and effect until the Date of Termination in the event that circumstances under Paragraph 7(b)(i) above occur.

     (c) The Company may terminate Executive's employment for "Cause" pursuant to a Notice of Termination delivered to Executive at least sixty (60) days prior to the Date of Termination. For the purposes of this Agreement, "Cause" shall mean:

     (i) Executive's willful failure or refusal to perform specific material directives of the Board, when such material directives are consistent with the scope and nature of Executive's duties and responsibilities as set forth in Paragraph 2 above, after notice thereof, stating with specificity the nature of such failure or refusal, and Executive shall have failed to correct such failure or to cease such refusal prior to the Date of Termination provided for in the Notice of Termination; provided, however that no failure to act by Executive shall be considered "willful" if such failure to act is due to Executive's good faith belief that such action would be materially harmful to the Company;

     (ii) Executive's material failure to comply with policies of the Company, after notice thereof, stating with specificity the nature of such failure, and Executive shall have failed to correct such failure or to cease such refusal prior to the Date of Termination provided for in the Notice of Termination;

     (iii)drunkenness or use of drugs which interferes with the performance of Executive's duties and responsibilities hereunder, continuing after warning;

     (iv) Executive's conviction of a felony or of any crime involving moral turpitude, fraud or misrepresentation; or

     (v) Executive's material breach of his obligations provided for in Paragraph 11 below.

     (d) Executive may terminate his employment hereunder by providing the Company with a Notice of Termination delivered sixty (60) days prior to the Date of Termination upon the occurrence of an event or circumstance constituting Good Reason. For the purposes of this Agreement "Good Reason" shall mean the occurrence of any of the following without the written consent of Executive or his approval in his capacity as Chairman of the Board and/or Chief Executive Officer:

     (i) the assignment to Executive of duties inconsistent with this Agreement or a material and substantial diminution of his duties hereunder;

     (ii) any material failure by the Company to comply with Paragraph 5 herein;

     (iii)the  requirement  of Executive to relocate to a location not agreed to
          by  Executive  and  which  is  unreasonable   considering  Executive's
          personal circumstances; and

     (iv) any material breach of this Agreement by the Company;

          provided however, that an event that is or would constitute Good Reason shall cease to be Good Reason if: (1) Executive does not send a Notice of Termination to the Company within forty-five (45) days after the event occurs; (2) the Company reverses the action or cures the default that constitutes Good Reason within forty-five (45) days after the delivery of the Notice of Termination; or (3) Executive was a primary instigator of the Good Reason event and the circumstances make it inappropriate for him to receive Good Reason resignation benefits under this Agreement.

8. COMPENSATION UPON TERMINATION.

     (a) Termination for Cause or Resignation without Good Reason - If Executive's employment shall be terminated for Cause, or without Good
          Reason: (i) the Company shall pay Executive his Base Salary up to the date on which a Notice of Termination is delivered; (ii) the unvested portion of the Stock Grant and any unvested Stock Options shall remain unvested and shall no longer be exercisable by Executive; and (iii) neither Executive nor the Company shall have any further obligation hereunder other than Executive's obligations under Paragraph 11 below.

     (b) Termination without Cause or Resignation with Good Reason - In the event that this Agreement is terminated by the Company without Cause or by Executive with Good Reason:

     (i) Executive shall be entitled to an amount such that the net payment to Executive after deduction of all payroll taxes and all income taxes at the highest marginal rates applicable to Executive shall be equal to either: (A) twice the Base Salary for the First Year and twice the First Year Bonus, if said termination of employment occurs during the First Year; or (B) the Base Salary and the Bonus payable in any year subsequent to the First Year, if the termination of employment occurs during any such subsequent year;

     (ii) One hundred percent (100%) of the Stock Grant shall vest, and Executive shall be entitled to a Registration Right (as such term is defined in Paragraph 8(d) below) with respect thereto;

     (iii)Any principal or interest amounts due under the Loan provided for in Paragraph 5(h)(ii) above, if any, shall be forgiven in full; provided further that if, and only if, Executive's employment is terminated by the Company without Cause or by Executive with Good Reason prior to the second anniversary of this Agreement, the Company shall additionally pay Executive an amount such that the net payment to Executive after deduction of all income taxes at the highest marginal rates applicable to Executive shall be equal to the amount of the Loan;

     (iv) the exercise period for all vested Stock Options shall be one (1) year from the Date of Termination;

     (v) any unvested Stock Options remaining unvested in the month after the Date of Termination shall remain unvested and shall no longer be exercisable by Executive; and

     (vi) Executive shall continue to be entitled to the benefits under any employee benefit plans to which he was entitled during the Initial Employment Period or Renewal Period for the remainder of the Initial Employment Period or Renewal Period, respectively, hereunder.

     (c) The Non-Renewal of this Agreement - In the event that this Agreement shall not be renewed at the end of the Initial Employment Period as specified in Paragraph 4(b) herein: (i) Executive shall be entitled to receive an amount such that the net payment to Executive after deduction of all payroll taxes and all income taxes at the highest marginal rates applicable to Executive shall be equal to the Base Salary in the Third Year and Third Year Bonus; (ii) the exercise period for any vested Stock Options shall be one (1) year from the Date of Termination; (iii) any unvested Stock Options shall remain unvested and shall no longer be exercisable by Executive; and (iv) upon the sale of Initial Common Stock or Subsequent Common Stock, pursuant to the exercise of any vested Stock Option, fifty percent (50%) of the net after tax proceeds therefrom shall be used to repay any remaining principal and interest due under the Loan provided for in Paragraph 5(h)(ii) herein.

     (d) Registration Right - The "Registration Right" shall consist of: (i) one demand registration on Form S-3 (or a successor form thereto) covering any of Executive's unregistered securities which shall remain effective for not more than thirty (30) days; (ii) payment of customary registration expenses, by the Company; (iii) customary indemnification and contribution; and (iv) other usual and customary terms then being included in agreements of that type; provided, however, that Executive shall not be entitled to any Registration Right if he may otherwise sell his unregistered securities pursuant to an exemption under Rule 144.

9. RENEWAL PERIOD. Prior to the Renewal Period, the Base Salary, Bonus, Stock Grant, and Stock Options will be determined by the Company and Executive in good faith negotiation no later than nine (9) months prior to the expiration of the Initial Employment Period but in no event will the Base Salary, Bonus, Stock Grant, and Stock Options during the Renewal Period be less than the Third Year Salary and Bonus and the first year Stock Grant and Stock Option as provided herein for the Initial Employment Period.

10. LIFE INSURANCE. The Company may, in its discretion, at any time after the Effective Date, apply for and procure as owner and for its own benefit, insurance on the life of Executive, in such amounts and in such form or forms as the Company may choose. Executive shall have no interest whatsoever in any such policy or policies. At the request of the Company, Executive shall submit to such medical examinations, supply such information, and execute such documents as may be required by the insurance company or companies to which the Company has applied for such insurance.

11. CONFIDENTIALITY.

     (a) Non-disclosure - Executive shall not at any time during the term of this Agreement or thereafter, either directly or indirectly, disclose or divulge to any other person, firm or corporation the names, addresses, preferences, prices being charged or any other confidential information concerning or relating to any of the former or existing suppliers, contractors, employees or customers of the Company, or any parent, affiliate or subsidiary of the Company (collectively, the "Customers") with respect to the past, present or future business of the Company, or any parent, affiliate or subsidiary of the Company, or any secret, proprietary or confidential information concerning or relating to the past, present or future business of the Company, or any parent, affiliate or subsidiary of the Company (collectively, "Confidential Information"), and he will not divert or attempt to divert any of the Customers or do any act to impair, prejudice or destroy the goodwill of the Company with the Customers; provided, however, Confidential Information shall not include information which was known to the public prior to the date of communication thereof by the Company to Executive or which subsequently became known to the public other than through communication by Executive; provided, further, such Confidential Information shall include, but shall not be limited to:

     (i) information regarding the Company's proprietary research, technology, trade secrets, patented processes, market studies and forecasts, competitive analyses, pricing policies, the substance of agreements with customers, suppliers and others, marketing arrangements, training programs and arrangements, and other information, written and oral, relating to the Company's technology, systems and products not generally available to the public;

     (ii) information regarding the Company's trademarks, trade names, service marks, or patents;

     (iii)the Company's equipment, management, internal policies, and other activities relating to the conduct of the Company's Business; and

     (iv) other  data,   developments,   research,  trade  secrets,  methods  or
          techniques used by the Company in the conduct of its Business.

     (b) Ownership of Intellectual Property - Executive acknowledges and agrees that all intellectual property (including without limitation all ideas, concepts, inventions, plans, developments, software, data, configurations, materials (whether written or machine-readable), designs, drawings, illustrations and photographs, which may be protectable, in whole or in part, under any patent, copyright, trademark, trade secret or other intellectual property law), developed, created, conceived, made or reduced to practice during his employment with the Company or the Parent which: (a) relate to the current, future or potential business of the Company or the Parent;
          (b) result from the duties or work performed by Executive hereunder; or (c) are developed during working time or using the Company's equipment, supplies, facilities, resources, materials or information, shall be the sole and exclusive property of the Company, and Executive shall and hereby does assign all right, title and interest in and to such intellectual property to the Company.

     (c) Nonsolicitation - Because Executive's solicitation of the Customers of the Company, or any parent, affiliate or subsidiary of the Company, under certain circumstances would necessarily involve the use or disclosure of Confidential Information, Executive shall not, either directly or indirectly, at any time during the term of this Agreement and for a period of one (1) year from the Date of Termination or the date of expiration of this Agreement: (a) call on, solicit or take away, or attempt to call on, solicit or take away, any past or present Customers of the Company, or any parent, affiliate or subsidiary of the Company; (b) employ, hire or solicit the employment of any person employed by the Company, or any parent, affiliate or subsidiary of the Company; (c) do any act to impair, prejudice or destroy the goodwill of the Company, or any parent, affiliate or subsidiary of the Company, or to prejudice or impair the relationship or dealing between the Company, or any parent, affiliate or subsidiary of the Company, and the Customers; or (d) assist any other person, firm or corporation in any such acts.

     (d) Other Employment - Executive agrees that, while this Agreement is in effect and for twelve (12) months after its termination, he will not accept any employment or engage in any activity, without the written consent of the Board, if the loyal and complete fulfillment of his duties would inevitably require him to reveal or utilize Confidential Information that Executive has promised not to disclose, as reasonably determined by the Board.

     (e) Return of Confidential Information - Promptly after the Date of Termination or expiration of this Agreement, Executive will deliver to the Company or, at its written instruction, destroy all documents, data, drawings, manuals, letters, notes, reports, electronic mail, recordings, and copies thereof, in his possession or control.

     (f)  Promise  to  Discuss  Proposed  Actions in  Advance-  To  prevent  the inevitable use or disclosure of trade secrets or Confidential Information, Executive promises that, before Executive discloses or uses information and before Executive commences employment, solicitations, or any other activity that could possibly violate the terms of this Paragraph, Executive will discuss his proposed actions with the Board, which will advise Executive whether his proposed actions would violate this Paragraph.

     (g) Survival and Enforcement - The provisions of this Paragraph 11 shall survive the termination of this Agreement, irrespective of the reason therefor. Executive acknowledges that: (i) his services are of a special, unique, and extraordinary character and it would be very difficult or impossible to replace his services; (ii) this Paragraph's terms are reasonable and necessary to protect the Company's legitimate interests (iii) this Paragraph's restrictions will not prevent Executive from earning or seeking a livelihood; (iv) this Paragraph's restrictions shall apply wherever permitted by law; and (v) Executive's violation of any of this Paragraph's terms would irreparably harm the Company. Accordingly, Executive agrees that, notwithstanding any other Paragraph of this Agreement, if he violates any of the provisions of this Paragraph, the Company shall be entitled to, in addition to other remedies available to it, an injunction to be issued by any court of competent jurisdiction restraining Executive from committing or continuing any such violation, without the need to post any bond or for any other undertaking or prove the inadequacy of money damages.

12. MISCELLANEOUS.

     (a) Notices to be given in writing shall be transmitted by Facsimile, by personal delivery or by certified mail, return receipt requested, addressed as set forth below or to another address given through written notice under the provisions of this Paragraph:

          If to the Company:

                          BioMarin Pharmaceutical Inc.
                          Attention: Board of Directors
                          371 Bel Marin Keys, Suite 210
                          Novato, California 94949

          If to Executive:

                           Fredric D. Price
                           64 Quarry Lane
                           Bedford, New York 10506

          Notice shall be deemed to have been given when delivered or, if earlier (1) when mailed by United States certified or registered mail, return receipt requested, postage prepaid, or (2) faxed with confirmation of delivery, in either case, addressed as required in this Paragraph.

     (b) This Agreement shall be governed by and construed in accordance with the internal, substantive laws of the State of California. Venue of any proceeding shall be exclusively in the County of Marin in the foregoing state, and both parties hereby consent and agree to such exclusive venue.

     (c) Except as explicitly set forth in this Agreement, all disputes between Executive and the Company arising under this Agreement or relating to Executive's employment or termination thereof are to be resolved by final and binding arbitration in accordance with the commercial rules of the American Arbitration Association in the County of Marin in California. The parties agree that the awarding of any costs and expenses, including attorney's fees, incurred in such arbitration, shall be determined by the arbitrators. This Paragraph shall remain in effect after the termination of this Agreement.

     (d) This Agreement may be executed simultaneously in two (2) or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one (1) and the same instrument. Furthermore, facsimiles of signatures may be taken as the actual signatures, and each party agrees to furnish the other with documents bearing the original signatures within ten (10) days of the facsimile transmission.

     (e) This Agreement, including the exhibits hereto, contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes any prior agreements and understandings relating thereto. This Agreement may not be waived, changed, modified, extended or discharged orally, but only by a written instrument signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

     (f) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

     (g) Executive represents that he is not subject to any employment, confidentiality, or other agreement or restriction that would prevent him from fully satisfying his duties under this Agreement or that would be violated if he did so. Without the Company's prior written approval, Executive agrees not to:

     (i) disclose proprietary information belonging to a former employer or other entity without its written permission;

     (ii) contact any former employer's customers or employees to solicit their business or employment on behalf of the Company; or

     (iii)distribute announcements about or otherwise publicize his employment with the Company.

          Executive agrees to indemnify and hold the Company harmless from any liabilities, including defense costs, it may incur because he is alleged to have broken any of these promises or improperly revealed or used such proprietary information or to have threatened to do so, or if a former employer challenges his entering into this Agreement or rendering services pursuant to it.

     (h) Executive agrees that any payments and benefits under this Agreement and all other contracts, arrangements, or programs shall not, in the aggregate, exceed the maximum amount that may be paid to him without triggering golden parachute penalties under Section 280G and related provisions of the Internal Revenue Code, as determined in good faith by the Company's independent auditors. If any benefits must be cut back to avoid triggering such penalties, the benefits shall be cut back in the priority order designated by the Company. If an amount in excess of the limit set forth in this Paragraph is paid to Executive, Executive agrees to repay the excess amount to the Company upon demand, with interest at the rate provided for in Internal Revenue Code Section 1274(b)(2)(B). The Company and Executive agree to cooperate with each other in connection with any administrative or judicial proceedings concerning the existence or amount of golden parachute penalties with respect to payments or benefits received by Executive.

         IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

BIOMARIN PHARMACEUTICAL INC.                  EXECUTIVE:
By:_________________________                  ___________________________
Company Title:______________                  Fredric D. Price

                                    EXHIBIT A
                   TERMS AND CONDITIONS OF RESTRICTED SHARES

1.       SECURITIES LAW COMPLIANCE

(a) Restricted Securities. The Restricted Shares have not been registered under the Securities Act of 1933, as amended (the "1933 Act"). By his signature on the Employment Agreement, Executive hereby confirms that Executive has been informed that the Restricted Shares are restricted securities under the 1933 Act and may not be sold or transferred unless the Restricted Shares are first registered under the federal securities laws or unless an exemption from such registration is available.

(b) Restrictions on Disposition of Restricted Shares. Executive shall not make transfer or sell the Restricted Shares or any interest therein unless and until the Restricted Shares have vested. The Company shall not be required (i) to transfer on its books any Restricted Shares which have been sold or transferred in violation of the provisions of this Agreement (and the Company may issue appropriate "stop transfer" instructions to its transfer agent accordingly) or
(ii) to treat as the owner of the Restricted Shares, or otherwise to accord voting, dividend or liquidation rights to, any transferee to whom the Restricted Shares have been transferred in contravention of this Agreement.

2.       TRANSFER RESTRICTIONS

(a) Restriction on Transfer. Executive shall not sell, transfer, assign, pledge, encumber or otherwise dispose of any of the Restricted Shares that are subject to the Repurchase Right (as defined below).

3.       REPURCHASE RIGHT

(a) Repurchase Option. If the events described in Paragraph 8(a) above occur and the Employment Agreement shall be terminated for Cause, or without Good Reason, before all of the Shares are released from the Company's Repurchase Right (as defined below), the Company shall, upon the date of such termination, have the right to repurchase up to that number of unvested shares at the original par value per share of $0.001 (the "Repurchase Right"). The Repurchase Right shall be exercised by the Company by delivering written notice to the Executive. Upon delivery of such notice, the Company shall become the legal and beneficial owner of the Shares being repurchased and all rights and interests therein or relating thereto, and the Company shall have the right to retain and transfer to its own name the number of Shares being repurchased by the Company.

(b) Termination of the Repurchase Right. (i) The Repurchase Right shall terminate and cease to be exercisable with respect to any and all Restricted Shares which have vested in accordance with the vesting schedule set forth in Paragraph 5(f) of the Agreement;

(ii) The Repurchase Right shall terminate and cease to be exercisable with respect to all Restricted Shares if Executive becomes entitled to compensation under Paragraphs 6(d)(ii) or 8(b)(ii) of the Agreement.

4.       LEGENDS

(a) Legends. The share certificate evidencing the Restricted Shares, issued hereunder shall be endorsed with the following legends, or legends substantially equivalent thereto (in addition to any legend required under applicable state securities laws):

     THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT") AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR, IF IN THE OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER OF THESE SECURITIES, SUCH OFFER, SALE, TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE THEREWITH.

     THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS UPON TRANSFER AND A RIGHT OF REPURCHASE AS SET FORTH IN AN AGREEMENT BETWEEN THE COMPANY AND THE SHAREHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.

(b)      Investment Intent. Executive represents to the Company the following:

(i) Executive is acquiring these Securities for investment for Executive's own account only and not with a view to, or for resale in connection with, any "distribution" thereof within the meaning of the 1933 Act.

(ii) Executive acknowledges and understands that the Securities constitute "restricted securities" under the Act and have not been registered under the Act in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of Executive's investment intent as expressed herein. Executive further understands that the Securities must be held indefinitely unless they are subsequently registered under the Act or an exemption from such registration is available. Executive further acknowledges and understands that the Company is under no obligation to register the Securities, except as set forth in the Agreement.

(iii) Executive hereby agrees that if so requested by the Company or any representative of the underwriters in connection with any registration of the offering of any securities of the Company under the Act, Executive shall not sell or otherwise transfer any Shares or other securities of the Company during a period of up to 180 days following the effective date of a registration statement of the Company filed under the Act. The Company may impose stop-transfer instructions with respect to securities subject to the foregoing restrictions until the end of such 180-day period.